UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): APRIL 6, 2005

                              PRIVATEBANCORP, INC.
             (Exact Name of Registrant as Specified in its Charter)

                          ----------------------------


      DELAWARE                      000-25887                    36-3681151
  (State or other            (Commission file number)         (I.R.S. employer
   jurisdiction of                                           identification no.)
   incorporation)

  TEN NORTH DEARBORN                                                60602
  CHICAGO, ILLINOIS                                               (Zip Code)
(Address of principal
  executive offices)

       Registrant's telephone number, including area code: (312) 683-7100

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

         [  ]     Written communications pursuant to Rule 425 under the
                  Securities Act (17 CFR 230.425)

         [  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange
                  Act (17 CFR 240.14a-12)

         [  ]     Pre-commencement communications pursuant to Rule 14d-2(b)
                  under the Exchange Act (17 CFR 240.14d-2(b))

         [  ]     Pre-commencement communications pursuant to Rule 13e-4(c)
                  under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
            -------------------------------------------

         On April 6, 2005, PrivateBancorp, Inc. (the "Company") entered into employment agreements with the following executive officers: (1) James A. Ruckstaetter, a Managing Director and Chief Credit Officer of The PrivateBank and Trust Company; (2) John B. Williams, one of the Company's directors, and a Managing Director and the Chief Executive Officer of The PrivateBank in Milwaukee, Wisconsin; and (3) Wallace L. Head, a director of The PrivateBank and Trust Company and Chairman, Chief Executive Officer and a Managing Director of a soon-to-be created subsidiary of the Company which will include its wealth management and trust business.

         The following description of each of the agreements is a summary of the material terms of each of the agreements and does not purport to be complete, and is qualified in its entirety by reference to each agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

         Each of the agreements became effective on April 6, 2005, and extends through September 30, 2005. The agreements are automatically renewed for an additional year on October 1st of each year, unless either party gives 90-days' advance notice of an intention to terminate the agreement. In the event of a change in control (as defined in the agreement), the agreements are automatically extended to a date two years from the date of the change in control.

         The agreements provide for an annual base salary, which is subject to review from time to time, and may be increased (but not decreased without the Executive's consent) when and to the extent the Board, in its discretion, determines. Each Executive is eligible to receive a discretionary bonus each year to the extent determined by the Board of Directors and is entitled to participate in benefit plans and other fringe benefits available to the Company's managing directors. Mr. Ruckstaetter's base salary for 2005 is $160,000, Mr. Williams' base salary for 2005 is $160,000, and Mr. Head's 2005 base salary is $200,000.

         Under the agreements, the Executive's employment may be terminated by the Company at any time for "cause," as defined in the agreement, in which case, or if he resigns from the Company without "good reason," or his termination is the result of the Executive's death or disability, the agreement immediately terminates, and he would be entitled only to unpaid benefits accrued during the term of his employment. If the Executive chooses to resign with good reason, or the Company chooses to terminate his employment without cause, he is also entitled to receive severance in the amount equal to 100% of his then current annual base salary, plus the average of the sum of the bonuses he earned during the previous three years, in addition to a pro rata bonus for the year of termination based on the prior year's bonus amount, if any. The agreement also provides for death benefits equal to six months of the Executive's then current annual base salary.

         In the event the Executive is terminated after a change of control (as defined in the agreement) of the Company other than for "cause", death or disability, or as a result of the Executive's resignation for "good reason," he will be entitled to unpaid benefits accrued during the term of his employment, a pro rata bonus for the year of termination based on the prior year's bonus amount, if any, and a lump-sum payment equal to two times the sum of: (a) his annual base salary; plus (b) the greater of (i) his bonus amount, if any, for the prior year or (ii) his average bonus, if any, for the three preceding years; plus (c) the sum of contributions that would have been made by the Company to him during the year under benefit plans and the annual value of any other executive perquisites. The agreement also entitles the Executive to receive gross up payments to cover any federal excise taxes payable by him in the event the change in control benefits are deemed to constitute "excess parachute payments" under Section 280G of the Internal Revenue Code. The Executive will also be entitled to outplacement counseling services for a reasonable period of time following such termination as agreed between the Executive and the Company.

         Under each agreement, the Executive agrees that he will not engage in any banking-related business or in any business (located within a 50-mile radius of the Executive's office) that competes in any way with the Company or any of its subsidiaries during the term of his employment and for one year following his termination for any reason. Each agreement also contains certain non-solicitation provisions, which prohibit the Executive from soliciting, either for his own account or for the benefit of any entity located within a 50-mile radius of the Executive's office, any of the Company's or its subsidiaries' clients or employees. These non-solicitation provisions remain in effect for a period of one year after the termination of the Executive's employment.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            PRIVATEBANCORP, INC.


Date:  April 8, 2005                        By:  /s/ Ralph B. Mandell
                                                 -------------------------
                                                 Ralph B. Mandell
                                                 Chairman of the Board and Chief
                                                   Executive Officer